Exhibit 99.1

7550 Wisconsin Avenue, 10th Floor, Bethesda, MD 20814
PH 301.941.1500, FX 301.941.1553
www.lasallehotels.com

News Release

LASALLE HOTEL PROPERTIES REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS
Company achieves highest-ever ADR, Occupancy, RevPAR and Hotel EBITDA Margin

BETHESDA, MD, February 18, 2015 -- LaSalle Hotel Properties (NYSE: LHO) today announced results for the quarter and year ended December 31, 2014. The Company’s results include the following:

	Fourth Quarter			Year-to-Date
	2014	2013	% Var.	2014	2013	% Var.
	($'s in millions except per share/unit data)

RevPAR	$181.49	$168.57	7.7%	$188.09	$172.81	8.8%
EBITDA Margin	32.0%	30.4%		33.2%	32.1%
EBITDA Margin Growth	163 bps			101 bps

Total Revenue	$269.8	$252.0	7.1%	$1,109.8	$977.3	13.6%
EBITDA(1)	$79.4	$68.6	15.7%	$429.0	$290.7	47.6%
Adjusted EBITDA(1)	$80.5	$72.9	10.4%	$343.8	$300.1	14.6%
FFO(1)	$61.9	$51.5	20.2%	$259.9	$215.2	20.8%
Adjusted FFO(1)	$63.0	$55.8	12.9%	$270.5	$224.6	20.4%
FFO per diluted share/unit(1)	$0.58	$0.50	16.0%	$2.48	$2.21	12.2%
Adjusted FFO per diluted share/unit(1)	$0.59	$0.55	7.3%	$2.58	$2.30	12.2%
Net income attributable to common shareholders	$22.8	$14.7	55.1%	$197.6	$71.0	178.3%
Net income attributable to common shareholders per diluted share	$0.21	$0.14	50.0%	$1.88	$0.73	157.5%

(1) See tables later in press release, which list adjustments that reconcile net income to earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA, funds from operations ("FFO"), FFO per share/unit, adjusted FFO, adjusted FFO per share/unit and hotel EBITDA. EBITDA, adjusted EBITDA, FFO, FFO per share/unit, adjusted FFO, adjusted FFO per share/unit and hotel EBITDA are non-GAAP financial measures. See further discussion of these non-GAAP measures and reconciliations to net income later in this press release.

Fourth Quarter Results and Activities

▪
RevPAR: Room revenue per available room (“RevPAR”) for the quarter ended December 31, 2014 increased 7.7 percent to $181.49, as a result of a 5.7 percent increase in average daily rate (“ADR”) to $235.04 and a 1.8 percent improvement in occupancy to 77.2 percent.

▪	Hotel EBITDA Margin: The Company’s hotel EBITDA margin for the fourth quarter increased 163 basis points from the comparable prior year period to 32.0 percent.

▪	Adjusted EBITDA: The Company’s adjusted EBITDA was $80.5 million, an increase of 10.4 percent over the fourth quarter of 2013.

▪
Adjusted FFO: The Company generated fourth quarter adjusted FFO of $63.0 million, or $0.59 per diluted share/unit, compared to $55.8 million, or $0.55 per diluted share/unit, for the comparable prior year period, a per share/unit increase of 7.3 percent.

▪
Dividend: On December 15, the Company declared a fourth quarter 2014 dividend of $0.375 per common share of beneficial interest. The dividend represents an annual run rate of $1.50 per share and a 3.6 percent yield based on the closing share price on February 17, 2015.

▪
Capital Markets: During the fourth quarter 2014, the Company sold 8,740,000 common shares of beneficial interest, including the exercise of the underwriters’ option to purchase additional shares, at a public offering price of $39.90 per share, resulting in net proceeds of $348.5 million.

The Company did not sell any shares under its ATM program during the fourth quarter or to date in the first quarter of 2015.

▪
Capital Investments: The Company invested $40.0 million of capital in its hotels. The Company commenced renovations at Sofitel Washington, DC, The Grafton on Sunset in West Hollywood, Hilton San Diego Gaslamp Quarter, Villa Florence in San Francisco, Hyatt Boston Harbor and Westin Philadelphia.

“We were pleased to complete 2014 with another quarter of strong results, topping off a successful year for the Company,” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “LaSalle had a solid year operationally and with respect to acquisitions and capital markets activities. We achieved new portfolio records for ADR, occupancy, RevPAR and hotel EBITDA margins. As a result, our corporate adjusted EBITDA grew 14.6 percent during 2014 and adjusted FFO per share was up 12.2 percent.”

“During 2014, we executed two meaningful acquisitions within highly sought after west coast markets, representing our sixth asset in San Francisco and our first hotel in Portland,” he continued. “These investments brought our five-year acquisition total to $2.0 billion, and we are excited that we were able to start off 2015 by acquiring our seventh hotel in San Francisco in January for $350.0 million.”

“In addition to our acquisitions activities, we sold two non-core assets, which were both excellent long-term investments for the Company. We owned the Hotel Viking for 15 years and it generated a 10.7 percent unleveraged IRR. We owned the Hilton Alexandria Old Town for 10 years and it produced a 13.5 percent unleveraged IRR.”

“U.S. lodging demand continued to exceed our expectations, with its growth rate accelerating during each successive quarter in 2014. Lodging industry ADR continued on its trajectory of strong growth as well, as supply growth remained constrained. We continue to make impactful investments in our hotel portfolio and are well-positioned to deliver another year of solid results.”

Full Year 2014 Results and Activities

▪
RevPAR: RevPAR increased 8.8 percent to $188.09, as a result of a 7.4 percent increase in ADR to $231.53 and a 1.3 percent improvement in occupancy to 81.2 percent. In 2014, the Company achieved its highest-ever reported ADR, occupancy and RevPAR.

▪	Hotel EBITDA Margin: The Company’s hotel EBITDA margin was 33.2 percent, which was its highest-ever reported margin and represents an improvement of 101 basis points compared to 2013.

▪	Adjusted EBITDA: The Company’s adjusted EBITDA was $343.8 million, an increase of 14.6 percent over 2013.

▪	Adjusted FFO: The Company generated adjusted FFO of $270.5 million, or $2.58 per diluted share/unit, a per share/unit increase of 12.2 percent.

▪	Hotel Acquisitions: The Company invested $194.3 million to acquire two assets. The 2014 acquisitions include the following:

•	Hotel Vitale in San Francisco, CA for $130.0 million on April 2; and

•	The Heathman Hotel in Portland, OR for $64.3 million on December 18.

▪	Hotel Dispositions: The Company sold two non-core properties, resulting in $170.4 million in proceeds. The 2014 dispositions include the following:

•	Hilton Alexandria Old Town in Alexandria, VA for $93.4 million on June 17; and

•	Hotel Viking in Newport, RI for $77.0 million on September 10.

▪
Mezzanine Loan Repayment: On February 10, 2014, the mezzanine loan on Casa del Mar and Shutters on the Beach was repaid by the borrower. The Company received repayment of the principal amount, which was $72.0 million. The Company acquired the mezzanine loan on July 13, 2012 for $67.4 million. Inclusive of interest payments, the Company’s net profit on its investment was $14.7 million over 19 months, which represented a 14.2 percent unleveraged IRR.

▪	Capital Markets: The Company completed several capital markets initiatives during 2014, including the following:

•	During the first quarter 2014, the Company refinanced $1.05 billion of debt, reducing the interest cost on its $750.0 million senior unsecured credit facility and $300.0 million five-year term loan.

•	During the second quarter 2014, the Company repaid the $8.7 million outstanding mortgage, secured by Hotel Deca in Seattle, WA.

•	During the third quarter 2014, the Company redeemed all of its outstanding 7.25 percent Series G Preferred Shares for $58.7 million plus accrued dividends through the redemption date.

•
During the fourth quarter 2014, the Company sold 8,740,000 common shares of beneficial interest, including the exercise of the underwriters’ option to purchase additional shares, at a public offering price of $39.90 per share, resulting in net proceeds of $348.5 million.

▪
Capital Investments: The Company invested $102.1 million of capital in its hotels throughout the year, completing the renovation of Onyx Hotel in Boston, as well as Hotel George and The Donovan in Washington, DC. The Company’s 2014 capital expenditures also included the commencement of the renovations of the Sofitel Washington, DC, The Grafton on Sunset in West Hollywood, Hilton San Diego Gaslamp Quarter, Villa Florence in San Francisco, Hyatt Boston Harbor and Westin Philadelphia.

Balance Sheet

As of December 31, 2014, the Company had total outstanding debt of $1.0 billion, with no outstanding borrowings on its senior unsecured credit facility. Total net debt to trailing 12 month Corporate EBITDA (as defined in the Company’s senior unsecured credit facility) was 2.9 times as of December 31, 2014 and its fixed charge coverage ratio was 4.2 times. After acquiring the Park Central San Francisco in January 2015, pro forma total net debt to trailing 12 month Corporate EBITDA was 3.5 times. For the fourth quarter, the Company’s weighted average interest rate was 3.9 percent. As of December 31, 2014, the Company had capacity of $772.4 million available on its credit facilities. As of February 18, 2015, the Company has approximately $500 million available on its credit facilities.

Subsequent Event

On January 23, 2015, the Company acquired the fee simple interest in the 681-room Westin Market Street in San Francisco for $350.0 million. At closing, the Company renamed the hotel Park Central San Francisco. Highgate Hotels will continue to manage the asset as an independent hotel on behalf of the Company.

2015 Outlook

The Company is providing its 2015 outlook, which is based on an economic environment that continues to improve and assumes no additional acquisitions, dispositions or capital markets activities. The Company’s RevPAR growth and financial expectations for 2015 are as follows:

	Current Outlook
	Low-end	High-end
	($'s in millions except per share/unit data)

RevPAR growth	4.5%	6.5%	*
Hotel EBITDA Margin Change	50 bps	150 bps

Adjusted EBITDA	$377.0	$395.0
Adjusted FFO	$304.0	$322.5
Adjusted FFO per diluted share/unit	$2.67	$2.84

Income Tax Expense	$3.0	$6.0
Capital Expenditures	$130.0	$175.0

*As a note to the Company’s RevPAR Outlook, 2015 will be negatively affected by the short-term RevPAR impact associated with removing the Westin flag at Park Central San Francisco. The Company estimates this RevPAR impact will be 50 to 75 basis points for the full year, which is already included in the guidance above. Despite the RevPAR impact at Park Central San Francisco, EBITDA will be positively affected from the outset, based on expense savings from operating as an independent hotel and the implementation of the Company’s asset management best practices.

First Quarter 2015 Outlook

The Company expects first quarter RevPAR to increase 4.0 percent to 5.0 percent, which is negatively impacted by 100 to 125 basis points due to Park Central San Francisco, as mentioned above as a note to the Company’s RevPAR Outlook. The Company expects its portfolio to generate adjusted EBITDA of $51.0 million to $54.0 million and adjusted FFO per share/unit of $0.35 to $0.37.

Investor Presentation

An updated copy of the investor presentation is available under the Investor Relations section of the Company’s website, http://www.lasallehotels.com.  This presentation includes new case studies.  The previous case studies are included in our 2014 Investor Day presentation, which will remain on the Company’s website as well.

Earnings Call

The Company will conduct its quarterly conference call on Thursday, February 19, 2015 at 11:00 AM eastern time. To participate in the conference call, please dial (877) 857-6163. Additionally, a live webcast of the conference call will be available through the Company’s website. To access, log on to http://www.lasallehotels.com. A replay of the conference call will be archived and available online through the Investor Relations section of http://www.lasallehotels.com.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust. The Company owns 46 hotels. The properties are upscale, full-service hotels, totaling more than 11,900 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale, full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Commune Hotels and Resorts, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group, Highgate Hotels and Access Hotels & Resorts.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words “will,” "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. Forward-looking statements in this press release include, among others, statements about the outlook for RevPAR, adjusted FFO, adjusted EBITDA and derivations thereof. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

# # #
Additional Contact:
Bruce A. Riggins - 301/941-1500
For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com.

LASALLE HOTEL PROPERTIES
Consolidated Statements of Operations and Comprehensive Income
(in thousands, except share data)
(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Hotel operating revenues:
Room	$186,096	$171,748	$773,801	$667,444
Food and beverage	63,735	63,285	253,656	238,682
Other operating department	17,895	15,229	74,000	63,230
Total hotel operating revenues	267,726	250,262	1,101,457	969,356
Other income	2,081	1,781	8,321	7,937
Total revenues	269,807	252,043	1,109,778	977,293
Expenses:
Hotel operating expenses:
Room	49,457	45,766	196,952	170,555
Food and beverage	45,700	43,984	183,530	165,855
Other direct	5,300	5,279	23,800	22,445
Other indirect	64,584	62,341	264,508	237,386
Total hotel operating expenses	165,041	157,370	668,790	596,241
Depreciation and amortization	39,148	36,809	155,035	143,991
Real estate taxes, personal property taxes and insurance	14,595	14,751	57,805	53,374
Ground rent	3,648	2,582	14,667	11,117
General and administrative	6,028	5,777	23,832	22,001
Acquisition transaction costs	528	(41)	2,379	2,646
Other expenses	539	5,443	7,369	9,361
Total operating expenses	229,527	222,691	929,877	838,731
Operating income	40,280	29,352	179,901	138,562
Interest income	11	2,467	1,812	9,679
Interest expense	(13,585)	(14,999)	(56,628)	(57,516)
Loss from extinguishment of debt	0	0	(2,487)	0
Income before income tax (expense) benefit	26,706	16,820	122,598	90,725
Income tax (expense) benefit	(818)	2,011	(2,306)	(470)
Income before gain on sale of properties	25,888	18,831	120,292	90,255
Gain on sale of properties	0	0	93,205	0
Net income	25,888	18,831	213,497	90,255
Net income attributable to noncontrolling interests:
Noncontrolling interests in consolidated entities	(8)	(9)	(16)	(17)
Noncontrolling interests of common units in Operating Partnership	(79)	(60)	(636)	(303)
Net income attributable to noncontrolling interests	(87)	(69)	(652)	(320)
Net income attributable to the Company	25,801	18,762	212,845	89,935
Distributions to preferred shareholders	(3,042)	(4,107)	(14,333)	(17,385)
Issuance costs of redeemed preferred shares	0	0	(951)	(1,566)
Net income attributable to common shareholders	$22,759	$14,655	$197,561	$70,984

LASALLE HOTEL PROPERTIES
Consolidated Statements of Operations and Comprehensive Income - Continued
(in thousands, except share data)
(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2014	2013	2014	2013
Earnings per Common Share - Basic:
Net income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.22	$0.14	$1.89	$0.73
Earnings per Common Share - Diluted:
Net income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$0.21	$0.14	$1.88	$0.73
Weighted average number of common shares outstanding:
Basic	105,550,157	101,585,583	104,188,785	97,041,484
Diluted	105,902,098	101,820,954	104,545,895	97,228,671

Comprehensive Income:
Net income	$25,888	$18,831	$213,497	$90,255
Other comprehensive (loss) income:
Unrealized (loss) gain on interest rate derivative instruments	(1,329)	1,025	544	8,127
Reclassification adjustment for amounts recognized in net income	(1,113)	1,095	(4,410)	4,248
	23,446	20,951	209,631	102,630
Comprehensive income attributable to noncontrolling interests:
Noncontrolling interests in consolidated entities	(8)	(9)	(16)	(17)
Noncontrolling interests of common units in Operating Partnership	(72)	(65)	(625)	(340)
Comprehensive income attributable to noncontrolling interests	(80)	(74)	(641)	(357)
Comprehensive income attributable to the Company	$23,366	$20,877	$208,990	$102,273

LASALLE HOTEL PROPERTIES
FFO and EBITDA
(in thousands, except share/unit data)
(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income attributable to common shareholders	$22,759	$14,655	$197,561	$70,984
Depreciation	39,012	36,706	154,585	143,560
Amortization of deferred lease costs	86	86	347	355
Noncontrolling interests:
Noncontrolling interests in consolidated entities	8	9	16	17
Noncontrolling interests of common units in Operating Partnership	79	60	636	303
Less: Net gain on sale of properties	0	0	(93,205)	0
FFO	$61,944	$51,516	$259,940	$215,219
Pre-opening, management transition and severance expenses	6	4,693	3,884	6,420
Preferred share issuance costs	0	0	951	1,566
Acquisition transaction costs	528	(41)	2,379	2,646
Loss from extinguishment of debt	0	0	2,487	0
Non-cash ground rent	497	324	1,820	1,305
Mezzanine loan discount amortization	0	(669)	(986)	(2,524)
Adjusted FFO	$62,975	$55,823	$270,475	$224,632
Weighted average number of common shares and units outstanding:
Basic	105,846,457	101,881,883	104,485,085	97,337,784
Diluted	106,198,398	102,117,254	104,842,195	97,524,971
FFO per diluted share/unit	$0.58	$0.50	$2.48	$2.21
Adjusted FFO per diluted share/unit	$0.59	$0.55	$2.58	$2.30

	For the three months ended		For the year ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income attributable to common shareholders	$22,759	$14,655	$197,561	$70,984
Interest expense	13,585	14,999	56,628	57,516
Loss from extinguishment of debt	0	0	2,487	0
Income tax expense (benefit)	818	(2,011)	2,306	470
Depreciation and amortization	39,148	36,809	155,035	143,991
Noncontrolling interests:
Noncontrolling interests in consolidated entities	8	9	16	17
Noncontrolling interests of common units in Operating Partnership	79	60	636	303
Distributions to preferred shareholders	3,042	4,107	14,333	17,385
EBITDA	$79,439	$68,628	$429,002	$290,666
Pre-opening, management transition and severance expenses	6	4,693	3,884	6,420
Preferred share issuance costs	0	0	951	1,566
Acquisition transaction costs	528	(41)	2,379	2,646
Net gain on sale of properties	0	0	(93,205)	0
Non-cash ground rent	497	324	1,820	1,305
Mezzanine loan discount amortization	0	(669)	(986)	(2,524)
Adjusted EBITDA	$80,470	$72,935	$343,845	$300,079
Corporate expense	6,761	7,842	29,056	29,112
Interest and other income	(1,406)	(4,037)	(8,685)	(16,340)
Hotel level adjustments, net	(671)	(515)	(8,077)	9,735
Hotel EBITDA	$85,154	$76,225	$356,139	$322,586
With respect to Hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.
Hotel EBITDA includes all properties owned as of December 31, 2014 for the Company's period of ownership in 2014 and the comparable period in 2013.

LASALLE HOTEL PROPERTIES
Hotel Operational Data
Schedule of Property Level Results
(in thousands)
(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Room	$185,854	$172,633	$758,958	$697,182
Food and beverage	62,509	63,628	243,968	244,404
Other	17,587	14,611	71,314	62,152
Total hotel revenues	265,950	250,872	1,074,240	1,003,738

Expenses:
Room	49,368	46,051	194,026	179,935
Food and beverage	44,478	44,778	175,337	172,151
Other direct	5,128	5,086	22,672	22,570
General and administrative	22,224	20,400	85,294	79,441
Sales and marketing	16,396	15,848	67,712	63,313
Management fees	8,492	8,771	35,939	34,287
Property operations and maintenance	9,164	8,898	36,068	35,115
Energy and utilities	6,733	6,474	28,251	26,285
Property taxes	13,254	13,020	51,136	47,907
Other fixed expenses	5,559	5,321	21,666	20,148
Total hotel expenses	180,796	174,647	718,101	681,152

Hotel EBITDA	$85,154	$76,225	$356,139	$322,586

Hotel EBITDA Margin	32.0%	30.4%	33.2%	32.1%
Note:
This schedule includes the operating data for all properties owned by the Company as of December 31, 2014. Harbor Court, Triton, Serrano, and Southernmost are shown in 2013 for their comparative period of ownership in 2014. Vitale excludes April 2014 ownership and the comparative period of April 2013. Excludes all Old Town and Hotel Viking ownership in 2014 and comparative period. 2014 Heathman ownership excluded. Hotel EBITDA margin is calculated by dividing hotel EBITDA for the period by the total hotel revenues for the period.

LASALLE HOTEL PROPERTIES
Statistical Data for the Hotels
(unaudited)

	For the three months ended		For the year ended
	December 31,		December 31,
	2014	2013	2014	2013
Total Portfolio
Occupancy	77.2%	75.8%	81.2%	80.2%
Increase	1.8%		1.3%
ADR	$235.04	$222.34	$231.53	$215.50
Increase	5.7%		7.4%
RevPAR	$181.49	$168.57	$188.09	$172.81
Increase	7.7%		8.8%

Note:
This schedule includes operating data for all properties owned as of December 31, 2014 for the Company's period of ownership in 2014 and the comparable period in 2013.

Non-GAAP Financial Measures
FFO, EBITDA and Hotel EBITDA
The Company considers the non-GAAP measures of FFO (including FFO per share/unit), EBITDA and hotel EBITDA to be key supplemental measures of the Company's performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company's operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO, EBITDA and hotel EBITDA to be helpful in evaluating a real estate company's operations.

The White Paper on FFO approved by NAREIT in April 2002, as revised in 2011, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of properties and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization and impairment writedowns, and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company computes FFO consistent with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.
With respect to FFO, the Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization and impairments, and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.
With respect to EBITDA, the Company believes that excluding the effect of non-operating expenses and non-cash charges, and the portion of these items related to unconsolidated entities, all of which are also based on historical cost accounting and may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and amortization, and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA also does not represent an amount that accrues directly to common shareholders.
With respect to hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.
FFO, EBITDA and hotel EBITDA do not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO, EBITDA and hotel EBITDA are not measures of the Company's liquidity, nor are FFO, EBITDA and hotel EBITDA indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO, EBITDA and hotel EBITDA may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company's operating performance.
Adjusted FFO and Adjusted EBITDA
The Company presents adjusted FFO (including adjusted FFO per share/unit) and adjusted EBITDA, which adjusts for certain additional items including gains on sale of property and impairment losses (to the extent included in EBITDA), acquisition transaction costs, costs associated with the departure of executive officers, costs associated with the recognition of issuance costs related to the calling of preferred shares and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, EBITDA, and hotel EBITDA, the Company’s calculation of adjusted FFO and adjusted EBITDA may be different from similar adjusted measures calculated by other REITs.